Exhibits 5.1 and 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

October 30, 2012

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577

Ladies and Gentlemen:

We have acted as special New York counsel to PepsiCo, Inc., a North Carolina corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-177307) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of £500,000,000 aggregate principal amount of its 2.500% Senior Notes due 2022 (the “Notes”). The Notes are to be issued pursuant to an Indenture (the “Indenture”) dated as of May 21, 2007 between the Company and The Bank of New York Mellon, as trustee, and to be sold pursuant to a Terms Agreement dated as of October 23, 2012 (incorporating the Underwriting Agreement Standard Provisions dated October 23, 2012, the “Terms Agreement”) among the Company and the several underwriters named therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete; (ii) all documents submitted to us as copies conform to authentic, complete originals; (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; (iv) all signatures on all documents that we reviewed are genuine; (v) all natural persons executing documents had and have the legal capacity to do so; (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate; and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the Terms Agreement against payment therefor, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinion expressed above, we have assumed that (i) the Registration Statement became effective upon filing with the Commission and such effectiveness shall not have been terminated or rescinded; and (ii) the Indenture and the Notes are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance of the Indenture and the Notes by the Company (x) have been duly authorized in accordance with the laws of the State of North Carolina and (y) will not violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and to its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Opinions” in the preliminary prospectus supplement dated October 23, 2012 and the prospectus supplement dated October 23, 2012, and under the caption “Validity of Securities” in the prospectus dated October 13, 2011, each of which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP